Variable Life Insurance Company	P.O. Box 717 John Hancock Place Boston, Massachusetts 02117 [(800) -521-1234]

INSURED	[John Doe]	TOTAL SUM INSURED AT ISSUE	[$500,000]

POLICY NUMBER	[ML 7100000]	DATE OF ISSUE	[April 1, 2003]

DEATH BENEFIT	[Option A]

PLAN	Medallion Variable Universal Life Edge II

INDIVIDUAL VARIABLE LIFE INSURANCE

The John Hancock Variable Life Insurance Company (“the Company”) agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 5) will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Servicing Office of the Company of due proof of the Insured’s death.

The policy, which includes the application and any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

THE POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY. READ YOUR POLICY CAREFULLY.

PRESIDENT	SECRETARY

Variable Life Insurance policy

Flexible Premiums

Death Benefit payable at death of Insured

Not eligible for dividends

Benefits, premiums, and the Premium Class are shown in Section 1.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a Guaranteed Death Benefit, provided that premiums are paid on a timely basis and other conditions are met as described in Sections 7 and 8.

Right to Cancel—The Owner may surrender this policy by delivering or mailing it to the Company at its Servicing Office as shown on the back cover (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium received on this policy will be refunded within 10 days after timely surrender of the policy.

03MVLII	V0103V

Policy Provisions

Section

1.	Policy Specifications

2.	Table Of Rates

3.	Definitions

4.	Total Sum Insured

5.	Death Benefit

6.	Payments

7.	Guaranteed Death Benefit Feature

8.	Grace Period

9.	Account Value

10.	Loans

11.	Surrenders and Withdrawals

12.	Basis of Computations

13.	Separate Account and Fixed Account

14.	Allocation To Subaccounts

15.	Investment Policy Change

16.	Annual Report To Owner

17.	Reinstatement

18.	Owner and Beneficiary

19.	Interest On Proceeds

20.	Deferral Of Determinations And Payments

21.	Claims Of Creditors

22.	Assignment

23.	Incontestability

24.	Misstatements

25.	Suicide Exclusion

26.	The Contract

27.	Settlement Provisions

2

1. POLICY SPECIFICATIONS

Insured	[JOHN DOE]	Plan	Medallion Variable Universal Life Edge II

Issue Age	[35]	Policy Number	[ML 7100000]

Sex	[MALE]	Date of Issue	[April 1, 2003 ]

Premium Class	[STANDARD] [NONTOBACCO]

Owner, Beneficiary	As designated in the application subject to Section 18 of the policy

Death Benefit Option at Issue	[Option A]

Definition of Life Insurance Elected	[Cash Value Accumulation Test]

Age 100 Adjustment Date	[April 1, 2068]

Total Sum Insured

Basic Sum Insured at Issue	$	[500,000	]

Additional Sum Insured at Issue[*]	$	[ 0	]

Total Sum Insured at Issue	$	[500,000	]

[* Amount includes any increase elected on the application]

Minimum Total Sum Insured	[$	100,000	]

Minimum Basic Sum Insured	[$	100,000	]

Rider Benefits

(Rider specifications are described in this Section 1 under RIDER INFORMATION)

[Disability Payment of Specified Premium Rider]

PREMIUMS

Planned Premium	$[4,635] per year

Target Premium	$[4,635] per year

Minimum Initial Premium	$[1,955]

5 Year Guaranteed Death Benefit Premium	$[162.92] per month

Lifetime Guaranteed Death Benefit Premium	$[587.50] per month

Billing Interval	[Annual]

Notice: The actual premiums paid will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section 5. Even if the Planned Premiums shown above are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Insured. Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Insured only if on each Grace Period Testing Date the policy’s Surrender Value (as defined in Section 11) is at least equal to all due and unpaid Policy Charges.

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1. POLICY SPECIFICATIONS, continued

MAXIMUM POLICY CHARGES

Deductions from Premium Payments

Sales Charge	8% of Premium Paid in all years.

Monthly Deductions from Account Value

Administrative Charge	$31.00 for Policy Year 1, $11.00 for Policy Years 2 and after.

Issue Charge	Percentage of Target Premium on Date of Issue as shown below (percentage shown is deducted monthly):

Policy Year 1	[1.3	]%	Policy Year 6	[0	]%
Policy Year 2	[1.3	]%	Policy Year 7	[0	]%
Policy Year 3	[1.3	]%	Policy Year 8	[0	]%
Policy Year 4	[1.3	]%	Policy Year 9	[0	]%
Policy Year 5	[0	]%	Policy Year 10 and thereafter	[0	]%

Per Thousand BSI Charge	$[.0089] per thousand of Basic Sum Insured for all Policy Years

Cost of Insurance Charge	Determined in accordance with Section 9, and deducted for all Policy Years

Asset-Based Risk Charge	Percentage of Separate Account assets as shown below (percentage shown is deducted monthly):

Policy Years:	Up to first $25,000 of Separate Account assets	Separate Account assets in excess of $25,000
1-5.067%		.067%
6-10.067%		.033%
11-15.067%		.033%
16 and later	.067%	.033%

Other Deductions from Account Value

Rider Charges	As hereinafter described in this Section 1 under RIDER INFORMATION and in the applicable Table(s) of Rates in Section 2

Contingent Deferred Sales Charge	Charge deducted from Account Value in accordance with Section 11 equal to the percentage shown below multiplied times the sum of Premiums paid over the first two Policy Years up to the Target Premium for the first Policy Year only:

Policy Year 1	[100.00	]%	Policy Year 7	[90.00	]%
Policy Year 2	[100.00	]%	Policy Year 8	[70.00	]%
Policy Year 3	[100.00	]%	Policy Year 9	[50.00	]%
Policy Year 4	[100.00	]%	Policy Year 10	[0.00	]%
Policy Year 5	[95.00	]%	Policy Year 11 and after	[0.00	]%
Policy Year 6	[95.00	]%

3B	V3B03V

1. POLICY SPECIFICATIONS, continued

MAXIMUM POLICY CHARGES, continued

Other Deductions from Account Value, continued

Withdrawal Charge	Per withdrawal, the lesser of 2% of the withdrawal amount or $50.00

Increase in Basic Sum Insured Charge	This charge will equal the applicable per thousand charge for the Insured’s Age on the effective date of such increase, in accordance with the Table of Rates shown in Section 2, multiplied times the Basic Sum Insured increase divided by 1000.

Reduction in Basic Sum Insured Charge	This charge will be equal to a proportionate part of the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Basic Sum Insured takes effect. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect immediately before the reduction.

3C	V3C03V

1. POLICY SPECIFICATIONS, continued

Insured	[JOHN DOE]	Plan	Medallion Variable Universal Life Edge II

		Policy Number	[ML 7100000]

		Rider Date of Issue	[April 1, 2003]

RIDER INFORMATION

Type	Description	Rider Charge
[Disability Payment of Specified Premium Rider]	[Specified Premium below is paid monthly into the policy as a Premium in event of Insured’s Total Disability. [Specified Premium: $2,500.00] This Benefit is in a [Standard] Rider Premium Class.]	[The rate from the Disability Payment of Specified Premium Rider Rate Table in Section 2 applicable on the Processing Date in question times each $1,000 of Specified Premium.]

3D	V3D03V

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2. TABLE OF RATES

A. RATE TABLE

Age[1]	Maximum Monthly Rates per $1,000 of Net Amount at Risk2	Death Benefit Factor
35	0.176	3.9726
36	0.186	3.8433
37	0.200	3.7186
38	0.215	3.5985
39	0.232	3.4829
40	0.252	3.3717
41	0.274	3.2649
42	0.297	3.1623
43	0.323	3.0636
44	0.349	2.9689
45	0.379	2.8779
46	0.410	2.7904
47	0.444	2.7064
48	0.479	2.6255
49	0.518	2.5477
50	0.560	2.4728
51	0.610	2.4008
52	0.665	2.3317
53	0.728	2.2654
54	0.800	2.2019
55	0.876	2.1412
56	0.960	2.0831
57	1.046	2.0275
58	1.139	1.9742
59	1.239	1.9230
60	1.349	1.8740
61	1.473	1.8269
62	1.613	1.7818
63	1.772	1.7387
64	1.949	1.6976
65	2.143	1.6584

1.	As defined in Section 3.
2.	Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Unismoke Mortality Table.

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2. TABLE OF RATES, continued

A. RATE TABLE (cont’d.)

Age[1]	Maximum Monthly Rates per $1,000 of Net Amount at Risk[2]	Death Benefit Factor
66	2.350	1.6211
67	2.572	1.5855
68	2.808	1.5516
69	3.065	1.5191
70	3.353	1.4880
71	3.681	1.4583
72	4.060	1.4301
73	4.496	1.4033
74	4.983	1.3781
75	5.513	1.3546
76	6.076	1.3325
77	6.665	1.3117
78	7.275	1.2922
79	7.923	1.2737
80	8.635	1.2560
81	9.430	1.2392
82	10.338	1.2232
83	11.373	1.2082
84	12.513	1.1942
85	13.737	1.1812
86	15.021	1.1692
87	16.356	1.1580
88	17.737	1.1475
89	19.171	1.1374
90	20.677	1.1277
91	22.287	1.1181
92	24.063	1.1082
93	26.119	1.0979
94	28.812	1.0869
95	32.817	1.0748
96	39.642	1.0616
97	53.066	1.0476
98	83.333	1.0334
99	83.333	1.0198
100+	0.000	1.0000

1.	As defined in Section 3.
2.	Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Unismoke Mortality Table.

4A	V4A03V

2. TABLE OF RATES, continued

B. Charge for Increase in Basic Sum Insured (As defined in Section 4)¹

Increases in Basic Sum Insured are not available after the anniversary nearest the Insured’s [69th] birthday.

Policy Year	Age	Maximum Charge per $1,000
2	36	7.40
3	37	7.88
4	38	8.41
5	39	8.97
6	40	9.56
7	41	10.17
8	42	10.83
9	43	11.53
10	44	12.27
11	45	13.16
12	46	13.62
13	47	14.17
14	48	14.75
15	49	15.35
16	50	15.98
17	51	16.66
18	52	17.37
19	53	18.11
20	54	18.89
21	55	19.84
22	56	20.44
23	57	21.07
24	58	21.74
25	59	22.46
26	60	23.22
27	61	24.74
28	62	26.45
29	63	28.33
30	64	30.43
31	65	32.76
32	66	34.40
33	67	36.19
34	68	38.10
35	69	40.19
36	[70+]	[Not applicable]

¹	These rates are (i) per $1000 of the amount by which Basic Sum Insured is increased and (ii) based on the Insured’s Age on the effective date of the increase.

4B	V4B03V

2. TABLE OF RATES, continued

C. DISABILITY PAYMENT OF SPECIFIED PREMIUM RIDER RATE TABLE

Age¹	Monthly Rate[1]

[35] – 64	[30.9600]
65 and thereafter	[0.0000]

¹	The rate is (i) per $1000 of the amount of the Specified Premium shown in Section 1, (ii) based on the Insured’s Age on the Processing Date in question and (iii) used to determine the monthly Rider charge.

4C	V4C03V

3. DEFINITIONS

The term “Account Value” is as defined in Section 9.

The term “Age” means, on any given date, the age of the person in question at his or her birthday nearest that date (except as used in the term “Age 100 Adjustment Date”).

The term “Age 100 Adjustment Date” means the policy anniversary nearest the insured’s 100th birthday and is shown in Section 1.

The term “Annual Processing Date” means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term “Excess Premium” means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term “Fixed Account” means any account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 3%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in separate investment accounts established by us pursuant to applicable law.

The term “Fund” means each division, with a specific investment objective, of a Series Fund.

The term “Grace Period Testing Date” means a Processing Date on which we make the determinations described in Section 7 and Section 8. We will determine how often a Grace Period Testing Date will occur, but it will occur no less frequently than every 3rd Processing Date.

The term “in full force” means that the policy has not lapsed in accordance with Section 8 or terminated in accordance with Section 10.

The term “indebtedness” means the unpaid balance of a policy loan, including any accrued and unpaid interest.

The term “Minimum Initial Premium” means the minimum initial modal premium needed to put the policy in force and is shown in Section 1.

The term “Net Premium” is as defined in Section 6.

The term “Payment” means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.

The term “Planned Premium” means the premium that is selected in the application for the policy which is intended to be paid on a regular modal basis.

The term “Policy Year” means (a) or (b) below whichever is applicable:

(a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term “Premium” is as defined in Section 6.

The term “Processing Date” means the first day of a policy month. A policy month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term “Separate Account”, unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term “Series Fund” means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term “Servicing Office” means the Company’s Office which administers this policy. As of the policy’s Date of Issue, the address of the Servicing Office is as shown on the back cover of this policy. The address may be changed from time to time by us. We will send written notice of any such change to your last known address.

The term “Subaccount” means a Variable Account or a Fixed Account.

The term “Target Premium” is the amount shown in Section 1.

The term “Valuation Date” means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values the shares of its Funds.

The term “Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

5	V0503V

The term “Variable Account” means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms “we”, “us”, and “our” refer only to the Company.

The term “written notice” means, unless otherwise stated, a written notice received at our Servicing Office or, if permitted by our administrative practices, an electronic mail message (“e-mail”) received by us at the internet address specified by us for receipt of such messages.

The terms “you” and “your” refer only to the Owner of this policy.

6

4. TOTAL SUM INSURED

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11. Scheduled increases in any Additional Sum Insured are elected on the application. After the first Policy Year, unscheduled changes to Basic Sum Insured and Additional Sum Insured may also be made. An unscheduled change may be requested by written notice to us while the Insured is alive and the Policy is in full force. We reserve the right to limit the number of such unscheduled changes to no less than one per Policy Year. We also reserve the right to limit the maximum and minimum amounts of unscheduled changes. All requested changes will be subject to our approval.

Unscheduled Increases in Total Sum Insured

You may request an unscheduled increase in the Total Sum Insured while the policy is in full force. As a condition of our approval of any unscheduled increase in Total Sum Insured, we require evidence of insurability satisfactory to us. A minimum premium payment may also be required. When a requested change becomes effective, and if required by our then current rules, a change in future Planned Premiums will automatically be effected to comply with those rules. Any change will be effective on the next Processing Date after our approval. Increases to the Basic Sum Insured will be allowed only on policy anniversaries, after the issuance of the policy. A charge will apply for any increase in Basic Sum Insured. The charge will be based on the Insured’s Age on the effective date of such increase and will be calculated in accordance with the applicable Table of Rates shown in Section 2. Any increase in Basic Sum Insured will automatically terminate the Lifetime Guaranteed Death Benefit feature, as described in Section 7.

Reductions in Total Sum Insured

You may request a reduction in Total Sum Insured while this policy is in full force. Unless you request otherwise in writing, and our administrative rules then in effect allow, any reduction in the Total Sum Insured will be implemented by first reducing any Additional Sum Insured. Upon written request, however, we will first reduce Basic Sum Insured, provided such Basic Sum Insured reduction is permitted by our administrative rules then in effect. If there is a reduction in Basic Sum Insured, a charge may be deducted from the Account Value. This charge will be equal to a proportionate part of the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Basic Sum Insured takes effect. The proportion will be equal to the amount of the reduction in Basic Sum Insured divided by the amount of Basic Sum Insured in effect immediately before the reduction. Any Guaranteed Death Benefit in effect on the date of the requested reduction may be adjusted to prospectively reflect the new Basic Sum Insured. The Basic Sum Insured generally cannot be reduced below the minimum as shown in Section 1. Any reduction in Additional Sum Insured or Basic Sum Insured will be effective on the next Processing Date after our approval.

7	V0703V

5. DEATH BENEFIT

The Death Benefit is payable if (i) the Insured dies prior to the Surrender Date while the policy is in full force and (ii) we receive due proof of death prior to the payment of the Surrender Value. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under Section 9. In addition, if the Insured dies during a grace period as described in Section 8, we reserve the right to deduct the amount of any unpaid default payment described in that section.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

Option A: Level Death Benefit: The death benefit of the policy is the greater of: (i) the Total Sum Insured; and (ii) the Account Value on the date of death times the applicable Corridor Factor or Death Benefit Factor, shown in Section 2.

Option B: Variable Death Benefit: The death benefit of the policy is the greater of: (i) the Total Sum Insured plus the Account Value on the Date of Death; and (ii) the Account Value on the Date of Death times the applicable Corridor Factor shown in Section 2.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

Death Benefit At and After the Age 100 Adjustment Date

If this policy is in full force on the Age 100 Adjustment Date, Death Benefit Options A and B described above will cease to apply. We will automatically set the Additional Sum Insured equal to zero, and discontinue deduction of the Administrative Charges, Per Thousand BSI Charges, Cost of Insurance Charges, and the sum of the charges for ratings and riders which are part of the policy, from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the greater of (a) and (b) where:

(a)	Is the Account Value on the date of death of the insured, and

(b)	Is the lesser of (i) the Basic Sum Insured plus the Account Value on the date of death of the insured and (ii) the Basic Sum Insured plus the Additional Sum Insured in effect immediately before the Age 100 Adjustment Date.

In no event will premium payments be accepted after the Age 100 Adjustment Date. If the Lifetime Guaranteed Death Benefit Feature is in effect on the Age 100 Adjustment Date, the death benefit of the policy, as described above, will be guaranteed not to terminate for as long as the Insured is alive.

Change of Death Benefit Option

You may change from Death Benefit Option B to Death Benefit Option A on any policy anniversary, subject to our administrative rules then in effect. You may not change from Death Benefit Option A to Death Benefit Option B. We may require evidence of insurability satisfactory to us for a change in Death Benefit Options. At the time of a change from Death Benefit Option B to Death Benefit Option A, the Total Sum Insured will be increased so that the death benefit of the policy remains the same. If you change a Death Benefit Option, the various Guaranteed Death Benefit Premiums described in Section 7 may change. Further, in accordance with Section 7, a change in Death Benefit Option will cause the Lifetime Guaranteed Death Benefit feature to terminate.

8

6. PAYMENTS

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as selected in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the applicable Sales Charge and any premium-related rider charges. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Valuation Period in which the payment is received at our Servicing Office, unless one of the following exceptions applies:

(i)	We will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii)	We will process the portion of any premium payment for which we require evidence of the Insured’s continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii)	If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt;

(iv)	If our receipt of any premium payment (or portion thereof) would cause a problem for the policy to qualify as a “life insurance contract” under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

A premium receipt will be furnished upon request.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in full force. We may require evidence of insurability for any such excess premium.

The following applies if the Tax Test elected for Federal income tax purposes is “Guideline Premium Test”, as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Total Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

The following applies if the Tax Test elected for Federal income tax purposes is “Cash Value Accumulation Test”, as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

9	V0903V

7. GUARANTEED DEATH BENEFIT FEATURE

There are two levels of the Guaranteed Death Benefit feature. They are the 5 Year Guaranteed Death Benefit and the Lifetime Guaranteed Death Benefit. The 5 Year Guaranteed Death Benefit is a guarantee that the Basic Sum Insured, any Additional Sum Insured and any rider benefits of your policy will not terminate, regardless of Account Value, if the “Cumulative Premium Balance” equals or exceeds the applicable “Guaranteed Death Benefit Premium Target” on the applicable Grace Period Testing Date. The Lifetime Guaranteed Death Benefit is a guarantee that the Basic Sum Insured portion of your policy will not terminate, regardless of Account Value, if the “Cumulative Premium Balance” equals or exceeds the applicable “Guaranteed Death Benefit Premium Target” on the applicable Grace Period Testing Date. If there are monthly charges that remain unpaid because of this feature, we will deduct such charges when there is sufficient Account Value to pay them.

Your policy contains a Guaranteed Death Benefit feature only if the Premiums shown in Section 1 include amounts for a “5 Year Guaranteed Death Benefit Premium”, and a “Lifetime Guaranteed Death Benefit Premium.” These amounts are used to determine the “Guaranteed Death Benefit Premium Target” as explained below.

The Funding Requirement

At the beginning of each Grace Period Testing Date, we will determine whether the Cumulative Premium Balance (as defined below) equals or exceeds the Guaranteed Death Benefit Premium Target (as defined below). If it does, the Guaranteed Death Benefit feature will be in effect on that Grace Period Testing Date until the next Grace Period Testing Date.

The “Cumulative Premium Balance” is equal to the sum of all Premiums paid prior to a Grace Period Testing Date, less the sum of all withdrawals made prior to that date and less the policy indebtedness as of that date.

The “Guaranteed Death Benefit Premium Target” is equal to the applicable Guaranteed Death Benefit Premium (as indicated below) times the number of elapsed policy months from the Date of Issue to the Grace Period Testing Date in question.

•

On each Grace Period Testing Date that occurs on or prior to the fifth policy anniversary, the 5 Year Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

•

On each Grace Period Testing Date that occurs thereafter and prior to the policy anniversary nearest the Insured’s 100th birthday, the Lifetime Guaranteed Death Benefit Premium will be used to determine the Guaranteed Death Benefit Premium Target.

The Guaranteed Death Benefit feature will terminate on the effective date of any increase in the Basic Sum Insured.

The amounts shown in Section 1 for the Guaranteed Death Benefit Premiums may change in the event of any reduction in Total Sum Insured or any change in the Death Benefit Option. After any such reduction or change, we will use the new Guaranteed Death Benefit Premium amounts to determine the Guaranteed Death Benefit Premium Target.

10

8. GRACE PERIOD

On each Grace Period Testing Date, we will determine if the total of all unpaid Section 9 charges due on or prior to such date are greater than the Surrender Value as of such date. If that is the case one of the following will apply, depending upon when the Grace Period Testing Date occurs.

•	During the first five Policy Years — If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will remain in effect.

•

During Policy Year 6 and thereafter — If the Lifetime Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of that Grace Period Testing Date (referred to below as an “ASI Default”); and

•

During any Policy Year — If the applicable Guaranteed Death Benefit feature is not in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will be in default as of that Grace Period Testing Date (referred to below as a “Policy Default”).

The minimum amount you must pay to cure either type of default is “the Default Payment”. The Default Payment will be equal to a payment which, after deduction of all Section 6 charges, equals: (i) the amount by which unpaid Section 9 charges due on or prior to the date of default exceed the Surrender Value as of that date plus (ii) three times the total of all Section 9 charges due on the date of default. For purposes of this calculation, the Surrender Value can be less than zero.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured, and any riders (unless otherwise stated therein), will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during a Policy Default or during an ASI Default, then we will deduct from the proceeds all Section 9 charges due and unpaid on the date of the Insured’s death.

No Rider provisions will be in effect after the policy lapses.

9. ACCOUNT VALUE

The Account Value as of the end of any Valuation Period is derived as follows:

(a)	We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with Section 13. (Call our Servicing Office to determine when the “close of business” currently occurs.)

(b)	We will then determine the share of this policy in each Subaccount and the total value of such shares.

(c)	We will then add any amount of Loan Assets, as defined in Section 10.

(d)	We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

(e)	If applicable, we will then compute and deduct all Section 9 charges in the manner specified in this section.

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Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

(a)	any portion of a Net Premium is credited to that Variable Account;

(b)	transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

(c)	any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

(a)	any portion of a loan is taken from that Variable Account;

(b)	any portion of the charges described in this Section 9 is deducted from that Variable Account;

(c)	any portion of a partial withdrawal is made from that Variable Account; or

(d)	a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account, reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

Charges

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (g) from the Account Value, where:

(a)	is the Asset-Based Risk Charge;

(b)	is the Issue Charge, if any;

(c)	is the Per Thousand BSI Charge;

(d)	is the Administrative Charge;

(e)	is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;

(f)	is the sum of all charges for ratings, if applicable; and

(g)	is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate divided by 1000, multiplied by the Net Amount at Risk on the Date of Issue or such Processing Date as the case may be.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

(b)	(i) is the Total Sum Insured divided by 1.0032737 for death benefit Option A; or (ii) is the Total Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and

(c)	is the amount defined in (a) multiplied by the applicable Corridor or Death Benefit Factor described in Section 5.

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The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital/reserve requirements and/or tax assumptions and will never be greater than the Maximum Monthly Rates shown in Section 2. They are expressed as a rate per $1,000 of Net Amount at Risk and will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

10. LOANS

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made after the first Policy Year if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 20.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, less (iii) an amount determined as follows:

•	Deduct (ii) above from (i) above.

•	Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

Values will be determined, subject to Section 20, at the end of the Valuation Period in which the loan application is received at our Servicing Office.

The interest charged on any loan will be at an effective annual rate of 3.75% for years 1-10, 3.5% for years 11-20 and 3.25% thereafter. Loan interest will accrue and be added to the loan daily and will bear interest from the date of accrual. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. A loan may be repaid in full or in part at any time before the Insured’s death, and while the policy is in full force.

If excess indebtedness occurs on any date, one of the following will apply:

•	During the first five Policy Years — If the 5 Year Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured, any Additional Sum Insured and any rider benefits will remain in effect.

•

During Policy Year 6 and thereafter — If the Lifetime Guaranteed Death Benefit feature is in effect, then the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of the date in question; and

•

During any Policy Year — If the applicable Guaranteed Death Benefit feature is not in effect, then all policy benefits (i.e., the Basic Sum Insured, any Additional Sum Insured and any rider benefits) will be in default as of the date in question.

The policy will terminate on the 31st day after the Notice Date occurs if such excess indebtedness has not been repaid by that date. “Excess indebtedness” is the amount, if any, by which indebtedness exceeds an amount equal to the Surrender Value. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are equal to the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 3%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

13	V1303V

11. SURRENDERS AND WITHDRAWALS

We will determine the Surrender Value of the policy, subject to Section 20, if we receive written notice requesting full surrender of this policy while this policy is in full force. We will process the request and pay the Surrender Value only if we have not received due proof that the Insured died prior to the Surrender Date. The Surrender Value will be calculated as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office written notice requesting full surrender of this policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness less the Contingent Deferred Sales Charge as shown in Section 1. The Surrender Value can be less than zero for the purpose of applying Section 8.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate a different allocation of your withdrawal and you in fact do so). For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed the lesser of (i) 2 percent of the withdrawal or (ii) $50. Generally, each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown in Section 1 and the Surrender Value is equal to or greater than three times the Section 9 charges at the time of withdrawal.

All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 7 and will also be subtracted from your Account Value. Further, your Death Benefit will be affected as follows:

•

With respect to determining the death benefit of the policy under Death Benefit Option A (Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the appropriate Corridor Factor or Death Benefit Factor becomes equal to the Total Sum Insured. After that point is reached, the Account Value will be reduced by an amount equal to any remaining withdrawal amounts and the Total Sum Insured will be reduced by the amount, if any, by which the remaining withdrawal amounts in any Policy Year exceed $10,000. Your Death Benefit will continue to be determined in accordance with Section 5.

•

With respect to determining the death benefit of the policy under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 5.

We reserve the right, under our administrative rules in effect at any given time, to waive the withdrawal charge and/or the reduction in Total Sum Insured for certain types of scheduled withdrawals designed to serve specific administrative purposes.

12. BASIS OF COMPUTATIONS

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Sex-distinct Unismoke Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 3% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in Section 9. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

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13. SEPARATE ACCOUNT AND FIXED ACCOUNT

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Accounts in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees and other expenses associated with the corresponding Funds.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Variable Account to another Variable Account, or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

14. ALLOCATION TO SUBACCOUNTS

Any Net Premium credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. The initial Subaccount Investment Option is chosen in the application. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose a limit on the number and frequency of such changes. All percentages you elect must be whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. Unless we agree otherwise, we will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Account Transfer Restrictions

General Restrictions

Subject to the limitations in this Section, you may elect to transfer amounts among the Subaccounts at any time while the policy is in full force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number greater than 12, (ii) impose a limit on the frequency of such transfers (monthly), and (iii) impose a charge for each transfer that exceeds the annual limit in any Policy Year. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our rules in effect at the time of transfer.

15	V1503V

Restrictions on Transfers to or from Subaccounts

Without our prior approval, the maximum amount that may be transferred to or from a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from a Fixed Account

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to a Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on the number, frequency and amount of transfers (i) into any Fixed Account after the first two Policy Years and (ii) out of any Fixed Account at any point in time. The restrictions may be different for different Fixed Accounts and may be modified or waived from time to time. Any change in a restriction that applies to an existing policy class will be applied uniformly to all policyholders within that policy class. We may defer the transfer of amounts out of any Fixed Account for up to 6 months after the date your election would have been effective.

15. INVESTMENT POLICY CHANGE

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is in full force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of such change and the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the end of the Valuation Period in which we receive the notice.

16. REPORTS TO OWNER

While the policy is in full force, we will send you a statement at least annually and for no charge, setting forth the following information:

(a)	The Death Benefit, in accordance with the Death Benefit Option elected, and the Account Value, both as of the date of the report;

(b)	Payments received and charges made since the last report;

(c)	Withdrawals since the last report; and

(d)	Loan information.

On request, we will furnish a report of projected future values. We may charge a reasonable fee, not to exceed $50, for such report. We will furnish any other reports that may be required by law or regulation.

17. REINSTATEMENT

If there is a Policy Default or ASI Default under Section 8, the policy or the Additional Sum Insured (as the case may be) may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement of the policy or the Additional Sum Insured is the date on which we determine that all 3 requirements below have been satisfied:

(l)	Receipt of a written application for reinstatement.

(2)	Receipt of evidence of insurability satisfactory to us.

(3)	Receipt of a payment which, after deduction of all Section 6 charges (i.e., the applicable Sales Charges), is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the Section 9 charges for the three Processing Dates next following the date of reinstatement are assumed to be equal to such charges on the date of default.

Requirements (2) and (3) must be satisfied within 60 days after the date we receive the application for reinstatement.

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On the date of reinstatement of the policy (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement of the policy will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

18. OWNER AND BENEFICIARY

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

19. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

20. DEFERRAL OF DETERMINATIONS AND PAYMENTS

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission (“the SEC”) has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

(1)	To defer determination of the Account Value, and if such determination has been deferred, to defer:

(a)	determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

(b)	payment or application of any Death Benefit in excess of the Total Sum Insured.

(2)	To defer determination, application, processing or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

21. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

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22. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

23. INCONTESTABILITY

This policy, except any provision for reinstatement or policy change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of the Insured for two years from its Date of Issue, except for fraud, policy lapse under Section 8 or policy termination under Section 10.

A reinstatement and any policy change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of the Insured for two years from the effective date of such reinstatement or policy change, except for fraud, policy lapse under Section 8 or policy termination under Section 10.

Any premium payment which we accept under Section 6 subject to insurability shall be considered a policy change for purposes of this Section. Any increase in the Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.

24. MISSTATEMENTS

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

25. SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 6, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

26. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 6 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

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27. SETTLEMENT PROVISIONS

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1—Interest Income at the declared rate but not less than 2.0% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A—Income of a Specified Amount, with payments each year totaling at least  1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 2.0% a year.

Option 2B—Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3—Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4—Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5—Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

Your annuity payment for Options 1, 2A, and 2B will be the greater of (a) the rate guaranteed in the policy or (b) the current rate (declared annually) by the Company. For Options 3, 4, and 5, once annuity payments have begun, the amount of the annuity payments will not change.

No choice of an option may provide for payments of less than $500.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

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Table for Settlement Options 2B, 3, 4, and 5

(Monthly payments for each $1,000 of proceeds applied)

Option 2B		Age of Payee on Date of First Payment	Option 3		Option 4	Option 5
Income for a Fixed Period			Life Income with Guaranteed Period		Life Income without Refund Refund	Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.53	3.50	3.54	3.46
2	42.86	41	3.57	3.54	3.58	3.50
3	28.99	42	3.62	3.58	3.63	3.54
4	22.06	43	3.66	3.62	3.68	3.58
5	17.91	44	3.77	3.66	3.73	3.62
6	15.14	45	3.76	3.71	3.78	3.66
7	13.16	46	3.82	3.75	3.83	3.71
8	11.68	47	3.87	3.80	3.89	3.75
9	10.53	48	3.93	3.85	3.95	3.80
10	9.61	49	3.99	3.90	4.02	3.85
11	8.86	50	4.05	3.95	4.08	3.91
12	8.24	51	4.12	4.01	4.15	3.96
13	7.71	52	4.19	4.06	4.22	4.02
14	7.26	53	4.26	4.12	4.30	4.08
15	6.87	54	4.34	4.18	4.38	4.15
16	6.53	55	4.42	4.24	4.47	4.21
17	6.23	56	4.50	4.31	4.56	4.28
18	5.96	57	4.59	4.37	4.66	4.36
19	5.73	58	4.69	4.44	4.76	4.44
20	5.51	59	4.79	4.50	4.87	4.52
21	5.32	60	4.89	4.57	4.99	4.60
22	5.15	61	5.00	4.64	5.11	4.69
23	4.99	62	5.12	4.71	5.25	4.78
24	4.84	63	5.24	4.77	5.39	4.88
25	4.71	64	5.37	4.84	5.54	4.99
26	4.59	65	5.50	4.91	5.70	5.09
27	4.47	66	5.64	4.97	5.87	5.21
28	4.37	67	5.79	5.03	6.06	5.33
29	4.27	68	5.94	5.09	6.26	5.46
30	4.18	69	6.10	5.14	6.47	5.59
Annual, Semi-annual, or		70	6.27	5.19	6.69	5.73
quarterly payments under		71	6.44	5.24	6.94	5.88
Option 2B are 11.839,		72	6.61	5.28	7.20	6.04
5.963, and 2.993		73	6.79	5.32	7.48	6.20
respectively times the		74	6.98	5.36	7.79	6.38
monthly payments.		75	7.16	5.38	8.11	6.56
		76	7.35	5.41	8.47	6.75
		77	7.54	5.43	8.84	6.96
		78	7.72	5.45	9.25	7.17
		79	7.91	5.46	9.69	7.39
		80	8.08	5.48	10.17	7.64
		81	8.25	5.49	10.68	7.88
		82	8.41	5.49	11.23	8.13
		83	8.56	5.50	11.82	8.43
		84	8.71	5.50	12.46	8.70
		85 & over	8.83	5.51	13.14	8.99
		Options 3, 4 and 5 are available only at the ages as shown.

20

Communications about this policy may be sent to the Company’s Servicing Office, which is currently at [P.O. Box 717, John Hancock Place, Boston, Massachusetts 02117].

Variable Life Insurance policy

Flexible Premiums

Death Benefit payable at death of Insured

Not eligible for dividends

Benefits, premiums and the Premium Class are shown in Section 1.

03MVLII	VBP03V	Printed in U.S.A.